Exhibit 10.44

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made effective as of August 3, 1999, by and among Business Resource Group, a California corporation with its principal place of business at 2150 North First
Street, Suite 101, San Jose, California 95131 ("BRG"), Modern Office
Interiors, Inc., a North Carolina corporation with its principal place of business at 220 Dominion Drive, Morrisville, North Carolina  27560
("MOI"), MOI Acquisition Corp., a California corporation and wholly owned subsidiary of BRG with its principal place of business at 2150 North
First Street, Suite 101, San Jose, California 95131 ("MOI Acquisition
Corp."), and Richard Nellis, an individual residing at 801 Birkdale
Drive, Clayton, NC 27260, Craig Parr, an individual residing at
973 Wyckshire Court, Stoney Creek, NC 27377, and Mark Baldwin, an
individual residing at 4800 Oak Park Road, Raleigh, NC 27612 (each, a
"Shareholder" and, collectively, the "Shareholders").
RECITALS
On the terms and conditions set forth below, BRG desires to
purchase the assets of MOI identified on Exhibit A to this Agreement (the
"Purchased Assets") and assume certain scheduled liabilities of MOI.  BRG currently intends to deploy the Purchased Assets through MOI Acquisition
Corp.
In consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties agree as follows:
1.      Purchase and Sale.
(a)     Purchased Assets.  Subject to the terms and conditions
contained in this Agreement, at the Closing (as defined below), MOI shall sell, assign, transfer and convey to MOI Acquisition Corp., free and clear of all liens and encumbrances, and MOI Acquisition Corp. shall purchase from MOI, the Purchased Assets identified on Exhibit A.  MOI and the Shareholders agree to take all steps reasonably requested by BRG or
MOI Acquisition Corp. to transfer title to the Purchased Assets to MOI
Acquisition Corp. at or as soon as possible after the Closing.
(b)     Assumed Liabilities.  Neither BRG nor MOI Acquisition
Corp. assumes hereby or in connection with this Agreement any liabilities of MOI whatsoever, except for the obligations under those contracts and other arrangements specifically described on Exhibit B to this Agreement which arise after the Closing (as defined below).  The foregoing contracts and other arrangements listed on Exhibit B are sometimes referred to in this Agreement as the "Assumed Contracts" or the "Assumed
Liabilities."  All of the obligations retained by MOI shall be referred to in this Agreement as the "Non-Assumed Liabilities" and shall include all debts, liabilities, payables and expenses not specifically included within the Assumed Liabilities, including, but not limited to, those obligations under the Assumed Contracts which arise or become due prior to the Closing (as defined below).
2.      Purchase Price; Terms of Payment.
(a)     Closing.  The consummation of the purchase and sale of
the Purchased Assets shall take place at a closing (the "Closing") to be held at BRG's San Jose offices on August 3, 1999 concurrently with the execution and delivery of this Agreement.  The time and date of the
Closing are referred to in this Agreement as the "Closing Date."
                (b)     Preliminary Purchase Price.  The preliminary purchase
price to be paid for the Purchased Assets (the "Preliminary Purchase
Price") shall consist of the following:
(i)     At the Closing, BRG shall deliver to MOI $70,308
by check or wire transfer (the "Initial Preliminary Payment") which represents the difference obtained by subtracting the total amount of
Assumed Liabilities as of June 30, 1999 ($1,195,391) from the total value of the Purchased Assets as of June 30, 1999 ($1,265,699) (such difference being referred to herein as "MOI's Net Book Value").
(ii)    As soon as practicable after MOI's financial
results for the period from June 30, 1999 to July 31, 1999 (the "Stub
Period") are available, BRG, MOI and the Shareholders shall cooperate in good faith to calculate any changes to MOI's Net Book Value based on Stub
Period results.  On or before August 31, 1999 (or within five business days of the parties' calculation of any changes to MOI's Net Book Value if completed later than August 31, 1999), BRG shall pay to MOI by check or wire transfer an amount (the "Final Preliminary Payment") equal to the increase, if any, in MOI's Net Book Value during the Stub Period.  In the event that there is a decrease in MOI's Net Book Value based on Stub
Period results, then no Final Preliminary Payment shall be payable by BRG to MOI or the Shareholders.
(c)     Additional Purchase Price.
        (i)     MOI and the Shareholders agree with BRG that
neither MOI nor the Shareholders have any expectation that further consideration for the sale of the Purchased Assets (beyond the
Preliminary Purchase Price) shall be payable to MOI unless and until the operating income of MOI Acquisition Corp. shall have met certain thresholds as contemplated in the calculation of the Additional Purchase
Price defined in Section 2(c)(ii) below.  As a material inducement for
BRG and MOI Acquisition Corp. to enter into this Agreement, MOI and the
Shareholders agree that they will assume the risks associated with MOI
Acquisition Corp. achieving the operating income results necessary for
MOI to earn the payments of the Additional Purchase Price provided for in this Section 2(c).
        (ii)    Subject to the terms and conditions herein, on
the 60th day following the end of each 12-month period (each, an
"Applicable Period") set forth on Exhibit C hereto (each, an "Additional
Payment Date") (or on the immediately following business day if an
Additional Payment Date is not a business day), and in addition to the
Preliminary Purchase Price, BRG shall deliver to MOI the amount set forth on Exhibit C (in each case, "Additional Purchase Price") for such
Applicable Period calculated as set forth in such Exhibit C.  Each
Additional Purchase Price payment, if any, shall be allocated entirely to goodwill as set forth on Exhibit E.
The Preliminary Purchase Price and the Additional Purchase
Price, if any, are collectively referred to herein as the "Purchase
Price."
(d)     Delivery.  At the Closing, MOI shall deliver to MOI
Acquisition Corp. an executed Bill of Sale in the form attached hereto as
Exhibit D and any other appropriate instruments of transfer of title to the Purchased Assets evidencing the purchase and sale of the Purchased
Assets, as well as all title documents relating to the Purchased Assets, duly executed or endorsed for transfer to MOI Acquisition Corp.  At the
Closing, BRG shall deliver to MOI the Initial Preliminary Payment.
(e)     Allocation of Purchase Price.  The Purchase Price shall
be allocated as provided in Exhibit E hereto (the "Allocation") for purposes of complying with the requirements of Section 1060 of the
Internal Revenue Code of 1986, as amended.  Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to this transaction in a manner consistent with the
Allocation.  If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such Allocation.
(f)     Taxes.  BRG shall pay all sales, use, transfer, excise
or other similar taxes, if any, arising out of the transfer of the
Purchased Assets or otherwise as a consequence of the transactions contemplated by this Agreement (other than sales taxes arising from the sale of the Purchased Assets pursuant to this Agreement).
3.      Representations and Warranties of MOI and the Shareholders.
Subject to and except for information contained in a disclosure schedule delivered to BRG and MOI Acquisition Corp. prior to the signing of this
Agreement and attached hereto as Exhibit F (the "MOI Disclosure
Schedule"), MOI and the Shareholders jointly and severally represent and warrant to BRG and MOI Acquisition Corp. as follows:
(a)     Organization.  MOI is a corporation duly incorporated,
validly existing and in good standing under the laws of North Carolina, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges necessary to the conduct of its business.  MOI is not qualified or licensed to do business as a foreign company in any other jurisdiction, and neither the character of the properties owned or leased by MOI nor the nature of the business transacted by MOI requires MOI to be qualified in any other jurisdiction, except where failure to so qualify would not have a material adverse effect on MOI `s business.
(b)     Financial Statements.  MOI has furnished to BRG the
audited MOI balance sheet as of  December 31, 1998, and the related audited statements of operations for the year then ended, and the unaudited MOI balance sheets as at June 30, 1999 and the related unaudited statement of operations for the period then ended (the " MOI
Financial Statements").  All such MOI Financial Statements, together with any notes thereto, (i) are in accordance with MOI's books and records,
(ii) present fairly the financial position of MOI as of such date or such period and (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year-end adjustments as required by MOI's independent accounting firm and except that such statements do not contain footnotes).  In the opinion of the management of MOI and the Shareholders, the ongoing financial results of MOI, including revenue, margins and net income, shall remain consistent with the Financial Statements from June 30, 1999 until the
Closing Date.
(c)     Authorization.  MOI has, or will have at the Closing
Date, the corporate power to enter into this Agreement, and the execution, delivery and performance of this Agreement has been, or will be at the Closing Date, duly authorized by all requisite corporate action; and this Agreement has been, or will be at the Closing Date, duly executed and delivered and constitutes the valid and binding obligation of MOI and the Shareholders, enforceable against MOI and the Shareholders in accordance with its terms.
(d)     Effect of Agreement.  The execution, delivery and
performance by MOI and the Shareholders of this Agreement and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign applicable to MOI, or the charter documents or Bylaws of MOI or any material agreement or instrument to which MOI is a party or by which it is bound or to which it is subject, other than any conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect on MOI; nor will it give to others any interests or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, agreements, contracts or business of MOI or the capital stock of MOI held by the Shareholders.  No consent of any person not a party to this Agreement and no consent of any governmental authorities are required to be obtained on the part of MOI or the
Shareholders to permit the continuation by MOI Acquisition Corp. after the Closing Date of the business activities of MOI in the manner such business is now carried on by MOI.
(e)     Inventories.  The inventories of MOI, whether finished
goods, work in process or raw materials, are all items of a quality usable or salable in the ordinary and usual course of MOI's business, except for inventory items which are obsolete or not usable or salable in the ordinary course of business which have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided.  The values at which inventories are carried reflect the inventory valuation policy of MOI, which is in accordance with generally accepted accounting principles applied on a consistent basis.  In the opinion of the management of MOI and the
Shareholders, the inventories of MOI are saleable at margins consistent with (i) the margins MOI has received in the past and (ii) the Financial
Statements.
(f)     Accounts Receivable.  Exhibit A includes a complete
list of the accounts and notes receivable of MOI as of the date shown, aged by customer or debtor, as the case may be.  The accounts and notes receivable of MOI as of the date shown or thereafter acquired arose from valid transactions and are collectible (net of the allowance for doubtful accounts) in the ordinary and usual course of business and are not subject to any assertable defense or set-off.  The reserve for doubtful accounts is adequate and the values at which accounts and notes receivable are carried reflect the policies of MOI consistent with MOI's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.
(g)     Insurance.  The MOI Disclosure Schedule contains a true
and complete list and description of all policies of insurance maintained by MOI.  Such insurance or comparable insurance will be maintained in full force and effect to and including the Closing Date.
(h)     Absence of Certain Changes.  Since June 30, 1999, MOI
has not (i) issued or delivered to any person any shares of stock, bonds or other corporate securities, (ii) incurred any obligation or liability
(absolute or contingent) in excess of $10,000 individually or in the aggregate, (iii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities reflected on the MOI Financial Statements and current liabilities incurred since the date of the MOI Financial Statements in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders (other than the payment of employment-
related compensation consistent with past practice to shareholders who are MOI employees), or purchased or redeemed any shares of stock,
(v) increased the wage or salary of any employee, (vi) mortgaged, pledged or subjected to lien or any other encumbrance any assets (tangible or intangible, other than assets which are subject to purchase money security interests and which were acquired in the ordinary course of business) and do not exceed $10,000 individually or in the aggregate,
(vii) sold or transferred any tangible assets or canceled any debts or claims, except in the ordinary course of business or in an aggregate amount which does not exceed $10,000, (viii)  sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, licenses, computer software programs or other intangible assets other than in the ordinary course of business, (ix) suffered any extraordinary loss or waived any right of substantial value, (x) entered into any transactions other than in the ordinary course of business, or (xi) agreed to any of the foregoing.  Since June 30, 1999, there has been no material adverse change in the business, financial condition, results of operations or prospects of MOI.
(i)     Compliance with Laws.  Except as set forth in the MOI
Disclosure Schedule, MOI and the Shareholders have complied with, and are not in violation of any statute, law, rule or regulation with respect to the conduct of the business of MOI, the ownership or operation of the properties of MOI, or the sale or purchase of the securities of MOI or disclosure to shareholders which violation might have a material adverse effect on the business, financial condition or prospects of MOI.
(j)     Brokers or Finders.  Except as set forth on the MOI
Disclosure Schedule, neither MOI nor the Shareholders are obligated, directly or indirectly, to any person for brokerage or finders' fees or agents' commissions or any similar charges in connection with this
Agreement or any transaction contemplated hereby.
(k)     Title to Purchased Assets.  MOI has and will convey on
the Closing Date full, absolute, good and marketable title to the
Purchased Assets, free and clear of all security interests, mortgages, liens (including, but not limited to, liens with respect to taxes), attachments, orders of court, rights of redemption, debts, claims, charges or other encumbrances of any kind whatsoever and not subject to any continuing commission, profit or revenue sharing or other compensation contract or obligation that could apply to BRG, MOI
Acquisition Corp. or the Purchased Assets.
(l)     Litigation, etc.  There are no suits, actions or
administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or, to the best knowledge of MOI and the Shareholders, threatened against or relating, directly or indirectly, to the Purchased Assets or MOI's business, and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration, pursuant to a grievance or other procedure)
against or relating to MOI or the Purchased Assets which could result in a material adverse effect, or any lien or other encumbrance, on the
Purchased Assets or MOI's business.
(m)     Assignability of Contracts; No Default.  All
assignments or other transfers of the Assumed Contracts have been obtained for transfer to MOI Acquisition Corp. in accordance with the terms of this Agreement, without default, penalty or other similar restriction.  No default or condition permitting declaration of default exists with respect to the Assumed Contracts.  MOI is not obligated to make any future payments (other than those required in connection with the Assumed Liabilities) under the Assumed Contracts.
(n)     Taxes.  All sales and use taxes, real and personal
property taxes, gross receipts taxes, documentary transfer taxes, income taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, for which BRG or MOI Acquisition Corp. could become liable with respect to the Purchased Assets or which could result in a lien on or charge against the Purchased Assets (other than sales taxes arising from the sale of the Purchased Assets pursuant to this Agreement)
(collectively, "Taxes") have been or will be paid with respect to all periods prior to and including the Closing Date.  MOI and any other person required to file returns or reports of Taxes relating to MOI or the Purchased Assets has duly and timely filed all returns and reports of
Taxes required to be filed, and all such returns and reports are true, correct and complete.  There are not any liens for Taxes on any of the
Purchased Assets (other than liens for Taxes not yet due and payable).
MOI has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees.  MOI is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the
"Code").  There are no pending or threatened proceedings with respect to
Taxes.  No agreement or arrangement regarding compensation which will be assumed by BRG or MOI Acquisition Corp. provides for any payments which could result in a nondeductible expense to BRG or MOI Acquisition Corp.
pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.  MOI has provided to
BRG copies of all tax returns filed by MOI during the previous five years and all such tax returns are accurate in all respects.
(o)     Environmental and Safety Laws.  MOI is not in violation
of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or, to the best knowledge of MOI and the Shareholders after reasonable investigation, will be required in order to comply with any such existing statute, law or regulation.  No Hazardous Materials (as defined below)
are used or have been used, stored or disposed of by MOI or, to the best knowledge of MOI and the Shareholders after reasonable investigation, by any other person or entity on any property owned, leased or used by MOI.
For the purposes of the preceding sentence, "Hazardous Materials" shall mean (i) materials which are listed or otherwise defined as "hazardous"
or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including, but not limited to, building materials, or
(ii) any petroleum products.
(p)     Intellectual Property.  MOI owns or possesses
sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for the conduct of its business without any conflict with, or infringement of, the rights of others.  Neither MOI nor the Shareholders have received any
communications alleging that MOI has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity.  Neither MOI nor the
Shareholders are aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of MOI or that would conflict with MOI's business.  Neither the execution or delivery of this
Agreement, nor the carrying on of MOI's business by the employees of MOI, will, to the best knowledge of MOI and the Shareholders after reasonable investigation, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.  Neither MOI nor the Shareholders believe it is or will be necessary to use any inventions of any of MOI's employees (or persons it currently intends to hire) made prior to their employment by MOI.
(q)     Employee Relations.  MOI and the Shareholders consider
MOI's relations with its employees to be good and is not aware of any key employee that presently intends to terminate his or her employment relationship with MOI.  No employee of MOI is represented by a labor union and MOI has not experienced any work stoppages.
(r)     Employee Benefit Plans.  MOI does not have any Employee
Benefit Plan as defined in the Employee Retirement Income Security Act of
1974 ("ERISA").
(s)     Sole Shareholders.  The Shareholders are the sole
shareholders of MOI and no other person or entity has any right, warrant or option to acquire any shares of capital stock of MOI.
(t)     MOI Employees.  All employees of MOI and each such
employee's respective compensation arrangement are set forth on Exhibit G hereto.
(u)     Material Misrepresentations and Omissions.  No
representation or warranty by MOI or the Shareholders in this Agreement, or in any certificate furnished or to be furnished by MOI or the
Shareholders pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.      Representations and Warranties of BRG and MOI Acquisition
Corp.  Subject to and except for the information contained in a disclosure schedule delivered to MOI prior to the signing of this
Agreement and attached hereto as Exhibit H (the "BRG Disclosure
Schedule"), BRG and MOI Acquisition Corp. jointly and severally represent and warrant to MOI as follows:
(a)     Organization.  BRG is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of
California and has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.  MOI Acquisition Corp. is a wholly owned subsidiary of BRG and a corporation duly incorporated, validly existing and in good standing under the laws of the State of California having all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.
(b)     Authorization.  BRG and MOI Acquisition Corp. each have
the corporate power to enter into this Agreement, and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and the Agreement has been, or will be at the Closing Date, duly executed and delivered and constitute the valid and binding obligations of BRG and MOI Acquisition Corp.
(c)     Effect of Agreement.  The execution, delivery and
performance of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a material breach of the terms of, or constitute a material default under or violation of, any law or regulation of any governmental authority, domestic or foreign, the Articles of Incorporation or Bylaws of BRG or
MOI Acquisition Corp., or any material agreement to which either BRG or
MOI Acquisition Corp. is a party or by which either is bound or to which either is subject.  Except for approval of the Agreement and the transactions contemplated thereby pursuant to BRG's line of credit agreements, no consent of any person not a party to this Agreement, nor consent of any governmental authority, except as may be required by applicable state blue sky regulatory agencies, is required to be obtained on the part of BRG or MOI Acquisition Corp. to consummate the transactions contemplated by this Agreement.
(d)     Full Disclosure.  Any information furnished by or on
behalf of BRG or MOI Acquisition Corp. to MOI in writing pursuant to this
Agreement and any information contained in the BRG and MOI Acquisition
Corp. Disclosure Schedule referred to in this Agreement, at any time prior to the Closing Date, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which each statement is made, not misleading.
5.      Conditions to Obligations of BRG and MOI Acquisition Corp.
Absent a waiver in writing, all obligations of BRG and MOI Acquisition
Corp. under this Agreement are subject to the satisfaction of the following conditions, to BRG's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:
(a)     Representations, Warranties and Performance.  The
representations and warranties of MOI and the Shareholders contained in this Agreement shall be deemed to have been made again at and as of the
Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties have been made at and as of the Closing Date, and MOI and the Shareholders shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing Date.
(b)     Litigation.  There shall not be pending any litigation
before any court or governmental agency (i) the outcome of which, as determined in good faith by BRG, could reasonably be expected to have a material adverse effect on the Purchased Assets or their value to BRG or
MOI Acquisition Corp. or (ii) to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby.
(c)     Certain Assignments.  Assignments of the Assumed
Contracts shall have been received to BRG's reasonable satisfaction.
(d)     Absence of Material Changes.  There shall not have been
any adverse change in or to the Purchased Assets or revenues obtained or anticipated to be obtained therefrom.
(e)     Approvals.  All consents, approvals and filings
required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to BRG's reasonable satisfaction.
(f)     Corporate Approval.  The Board of Directors of MOI and
the Shareholders shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the charter documents and Bylaws of MOI.
(g)     Employment Agreements.  At the Closing, Richard Nellis
and Craig Parr shall have executed and delivered an employment agreement
(each, an "Employment Agreement" and together, the "Employment
Agreements") in form and substance satisfactory to BRG.
6.      Conditions to Obligations of MOI.  Absent a waiver in
writing, all obligations of MOI under this Agreement are subject to the satisfaction of the following conditions, to MOI's reasonable satisfaction, on or before the completion of the Closing on the Closing
Date:
(a)     Representations, Warranties and Performance.  The
representations and warranties of BRG and MOI Acquisition Corp. contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, and BRG and MOI Acquisition Corp. shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each respective entity prior to or at the Closing Date.
(b)     Litigation.  There shall not be pending any litigation
before any court or governmental agency to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby, or which could reasonably be expected to have a material adverse effect upon the ability of BRG or MOI Acquisition Corp. to perform its respective obligations under this Agreement.
(c)     Approvals.  All consents, approvals and filings
required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to MOI's reasonable satisfaction.
(d)     Corporate Approval.  Each of the Board of Directors of
BRG and MOI Acquisition Corp. shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the Articles of Incorporation and Bylaws of BRG and
MOI Acquisition Corp., respectively.
(e)     Employment Agreement.  At the Closing, each of the
Employment Agreements shall have been  executed and delivered in form and substance satisfactory to Richard Nellis and Craig Parr, respectively.
7.      Covenants Following Closing.
(a)     Operations Following the Closing.
        (i)     MOI Acquisition Corp.  Notwithstanding any other
provision in this Agreement to the contrary, BRG, MOI Acquisition Corp.,
MOI and the Shareholders each understand and agree that after the
Closing, MOI Acquisition Corp. shall own the Purchased Assets free and clear of all liens and encumbrances, and that nothing in this Agreement shall be construed to limit either BRG's or MOI Acquisition Corp.'s respective rights to manage and operate MOI Acquisition Corp., the
Purchased Assets and the Assumed Liabilities in any manner, or to sell, liquidate or otherwise dispose of MOI Acquisition Corp., the Purchased
Assets or the Assumed Liabilities in BRG's sole discretion (provided that
BRG's obligation to satisfy its obligations pursuant to the Assumed
Liabilities, pay the Purchase Price as provided in this Agreement, and indemnify MOI and the Shareholders pursuant to Section 7(c) below, shall remain in full force and effect).
                        (ii)    Employees.  At or as soon as practicable
following the Closing, MOI Acquisition Corp. will make employment offers to all of the employees of MOI as identified on Exhibit G upon the existing salary terms set forth on such exhibit.  Such employment will be subject to BRG's and MOI Acquisition Corp.'s policies generally applicable to new employees.  All such persons who agree to become employees of MOI Acquisition Corp. shall execute and deliver a
Confidentiality and Assignment Agreement in the form attached hereto as
Exhibit I.
        (iii)   Change of Corporate Name.  Promptly following the
Closing, MOI and the Shareholders shall each use their respective best efforts to change the name of MOI to "Nellis/Parr/Baldwin Holdings."
(b)     Release of Liens and Consents.  MOI and the
Shareholders shall take all reasonable actions as may be necessary to (1)
release any outstanding liens or encumbrances on the Purchased Assets and
(2) obtain such consents as may be necessary for the transfer of the
Assumed Contracts to MOI Acquisition Corp. in accordance with the terms of this Agreement.
(c)     Indemnification.
        (i)     By MOI and the Shareholders.  MOI and the
Shareholders jointly and severally agree to indemnify BRG and/or MOI
Acquisition Corp. and hold BRG and/or MOI Acquisition Corp. harmless from and against, and to reimburse BRG and/or MOI Acquisition Corp. in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by BRG and/or MOI Acquisition
Corp., whether absolute or contingent, including costs of investigation and defense, arising from or in connection with (A) any Non-Assumed
Liabilities, (B) any breach or inaccuracy of or omission from any of the representations, warranties or covenants of MOI or the Shareholders set forth in this Agreement, or (C) any non-compliance with applicable bulk sales laws.
        (ii)    By BRG and MOI Acquisition Corp.  BRG and MOI
Acquisition Corp. jointly and severally agree to indemnify MOI and the
Shareholders and hold MOI and the Shareholders harmless from and against, and to reimburse MOI and the Shareholders in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by either of them, whether absolute or contingent, including costs of investigation and defense, arising from or in connection with (A) the Assumed Liabilities, (B) any breach or inaccuracy of, or omissions from, any of the representations, warranties or covenants of BRG or MOI Acquisition Corp. set forth in this Agreement, or
(C) the conduct of MOI Acquisition Corp. following the Closing Date.
(d)     MOI's Employees.  MOI agrees that, except as otherwise
expressly provided herein, it shall bear sole responsibility for all amounts due and payable or otherwise arising with respect to MOI employees at and prior to the Closing Date, including, but not limited to, all salaries, wages, commissions, profit and revenue sharing, and holiday, vacation and severance pay, bonuses and past service credits and shall have made and remitted, for all periods through and including the
Closing Date, all payroll deductions, remittances and contributions, including, but not limited, to, employees' salaries and wages, commissions, bonuses and profit-sharing required under contract, any collective bargaining agreements or applicable laws and regulations.
(e)     Assumed Contracts.  Notwithstanding any other provision
in this Agreement to the contrary, MOI and the Shareholders accept and acknowledge full responsibility for payment of all obligations under the
Assumed Contracts that were incurred or created or that otherwise arose prior to the Closing Date.
        (f)     Noncompetition Covenant.
                (i)     Agreement.  MOI and the Shareholders hereby agree
that it and they shall not, during the period of five (5) years following the date hereof (the "Noncompetition Period"), do any of the following within the United States without the prior written consent of BRG:
                (A)     Compete.  Carry on any business or activity
(whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by BRG or any of its subsidiaries (as conducted now or during the Noncompetition Period), nor engage in any other activities that conflict with the business or prospects of BRG or any of its subsidiaries.
                (B)     Solicit Business.  Solicit or influence or
attempt to influence any client, customer or other person, either directly or indirectly, to direct his, her or its purchase of BRG's or any of its subsidiaries' products and/or services to any person, firm, corporation, institution or other entity in competition with the business of BRG or any of its subsidiaries.
                (C)     Solicit Personnel.  Solicit or influence or
attempt to influence any person employed by BRG or any of its subsidiaries to terminate or otherwise cease his or her employment with
BRG or any of its subsidiaries or become an employee of any competitor of
BRG or any of its subsidiaries.
        (ii)    Termination.  The obligations of MOI and the
Shareholders under this Section 7(f) shall terminate immediately and be of no further force or effect on the date on which BRG (A) files a petition in bankruptcy (or an involuntary petition in bankruptcy is filed against the BRG and is not dismissed within thirty (30) days) or (B)
makes an assignment of all or substantially all of its assets for the benefit of its creditors.
        (iii)   Severability.  Without limitation, the parties
agree and intend that the covenants contained in this Section 7(f) shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision of the
United States.  If, in any judicial proceeding, a court shall refuse to enforce in such action all of the separate covenants deemed included herein, then at the option of BRG, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.
(g)     Confidentiality.  Each party hereto agrees that, except
with the prior written permission of the other parties hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or other information concerning or relating to (1) the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, (2) the terms of this Agreement or any other agreement contemplated or executed hereby, (3) the content of any discussions or negotiations relating to this Agreement or the transactions and other agreements contemplated or executed hereby and (4)
the performance of obligations hereunder; provided, however, that each party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body or as otherwise required by law, (ii) to legal counsel of the parties, (iii) in confidence to accountants, banks, and financing sources and their advisors, (iv) in connection with the enforcement of this Agreement or rights under this
Agreement or (v) in confidence by BRG in connection with an actual or proposed merger, acquisition, or similar transaction.  The provisions of this Section 7(g) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.
(h)     Further Assurances.  MOI and each of the Shareholders
agree to deliver to BRG and MOI Acquisition Corp. such bill of sale, deed, instrument or assignment and other documents as BRG or MOI
Acquisition Corp. may reasonably request to evidence sale, assignment, conveyance and transfer to MOI Acquisition Corp. of the Purchased Assets.
If, at any time BRG or MOI Acquisition Corp. reasonably considers or is advised that any further bills of sale, deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in MOI
Acquisition Corp. title to any of the Purchased Assets, then MOI and each of the Shareholders will promptly cause all such further bills of sale, deeds, assignments and assurances to be executed and delivered by MOI and each of the Shareholders, as applicable, and will do all other things necessary or desirable to vest, perfect or confirm title to such
Purchased Assets in MOI Acquisition Corp. and otherwise to carry out the purposes of this Agreement.

8.      Miscellaneous.
(a)     Survival of Representations and Warranties.  All
representations and warranties of BRG, MOI Acquisition Corp., MOI and the
Shareholders made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive for a period of two years following the execution and delivery hereof and the Closing;
provided, however, that the representations and warranties of MOI and the
Shareholders set forth in Section 3(n) ("Taxes") shall survive until all applicable statutes of limitations, including waivers and extensions thereof, have expired with respect to each matter addressed therein, and shall thereafter automatically expire.  Any actions or claims brought pursuant to this Section 8(a) shall be brought within six (6) months of the respective designated survival periods described in the immediately preceding sentence.
(b)     Fees and Expenses.  Each of the parties hereto shall
bear its own fees and expenses, including fees of counsel and accountants, incurred in connection with the negotiation of this
Agreement and the consummation of the transactions contemplated hereby or otherwise arising out of, or by reason of, this Agreement.
(c)     Entire Agreement; Third Party Beneficiaries.  This
Agreement and the exhibits and schedules hereto constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, term sheets, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto.  The parties hereto acknowledge and agree that no third party
(including, without limitation, employees of MOI) is intended to be a third-party beneficiary of this Agreement.
(d)     Amendments.  No amendment, modification or rescission
of this Agreement shall be effective unless set forth in writing executed by the party sought to be bound thereby.
(e)     Notices.  Any notice given under this Agreement shall
be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or other means) to the
President of such party or to such party if an individual, the day after delivery by commercial courier  or the third day after mailing by certified or registered mail, postage prepaid, to the address first set forth above (Attention: President, in the case of MOI, BRG or MOI
Acquisition Corp.), or to such other address as any party may have furnished in writing to the other party in the manner provided above.
(f)     Assignment.  Neither MOI nor the Shareholders may
assign this Agreement or any of its rights hereunder in any manner without the prior written consent of BRG.  Subject to the foregoing, this
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, assigns and legal representatives.
(h)     Governing Law.  This Agreement and the respective
rights and obligations of the parties in this Agreement shall be construed under and by the laws of the State of California as such laws are applied to contracts entered into in that state between residents thereof.
(i)     Attorneys' Fees.  If any legal action or proceeding is
brought to enforce or interpret this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this
Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in connection with such action or proceeding in addition to all other relief to which such party may be entitled.
(j)     No Waiver.  It is understood and agreed that no failure
or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege be deemed to operate as a waiver of any other right, power or privilege under this Agreement.
(k)     Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be considered to be an original, but all of which together shall constitute one and the same instrument.
(l)     Advice of Counsel.  EACH PARTY TO THIS AGREEMENT
ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE
OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ
AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS
AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE
DRAFTING OR PREPARATION HEREOF.

(Signature Page Follows)

The parties hereto have duly executed this Asset Purchase Agreement as of the date first set forth above.

BUSINESS RESOURCE GROUP,                MOI ACQUISITION CORP.,
a California corporation                a California corporation

By:             By:

Name:           Name:

Title:          Title:

SHAREHOLDERS:           MODERN OFFICE INTERIORS, INC., a
        North Carolina corporation

                By:
Richard Nellis
                Name:

                Title:
Craig Parr

____________________________________
Mark Baldwin

LIST OF EXHIBITS

Exhibit A       Purchased Assets

Exhibit B       Assumed Liabilities

Exhibit C       Additional Purchase Price

Exhibit D       Bill of Sale

Exhibit E       Purchase Price Allocation

Exhibit F       MOI Disclosure Schedule

Exhibit G       MOI Employees

Exhibit H       BRG and MOI Acquisition Corp. Disclosure Schedule

Exhibit I       Form of Confidentiality and Assignment Agreement

EXHIBIT A

PURCHASED ASSETS

EXHIBIT B

ASSUMED LIABILITIES

EXHIBIT C

ADDITIONAL PURCHASE PRICE

The Additional Purchase Price, if any, paid for each Applicable
Period set forth below shall be based on the operating income of MOI
Acquisition Corp. as set forth below.  The operating income of MOI
Acquisition Corp. shall be determined in good faith by BRG in accordance with generally accepted accounting principles applied on a consistent basis, and shall be calculated as follows:  revenues minus cost of goods sold, operating expenses (including Richard Nellis and Craig Parr's employment compensation) and operating interest, but before acquisition interest and goodwill.  The calculation of the operating income of MOI
Acquisition Corp. as set forth in the immediately preceding sentence shall not include any corporate allocation charges between BRG and MOI
Acquisition Corp.  The operating income of MOI Acquisition Corp. for the
First Applicable Period (as defined below) shall be deemed to include the operating income (per the calculation described in the second and third sentences above) of MOI for August 1 and August 2, 1999.

I.      First Applicable Period = August 1, 1999 to July 31, 2000:

If the Operating Income of
MOI Acquisition Corp.
during the Applicable
Period is:

Then the Additional
Purchase Price payable
for such Applicable
Period shall be:
1. $0 to $150,000.99

$0
2. $150,001 - $300,000.99

66 2/3% of any operating
income in excess of
$150,000, but less than
$300,000

3. $300,001 and above

$100,000 plus 20% of any
operating income in
excess of $300,000

Solely for purpose of illustration, (1) if the operating income of MOI
Acquisition Corp. during the First Applicable Period is $150,000, then the Additional Purchase Price payable for such period shall be $0; (2) if the operating income of MOI Acquisition Corp. during the First Applicable
Period is $200,000, then the Additional Purchase Price payable for such period shall be $33,333.33; and (3) if the operating income of MOI
Acquisition Corp. during the First Applicable Period is $400,000, then the Additional Purchase Price payable for such period shall be $120,000.

II.     Second Applicable Period = August 1, 2000 to July 31, 2001:

If the Operating Income of
MOI Acquisition Corp.
during the Applicable
Period is:

Then the Additional
Purchase Price payable
for such Applicable
Period shall be:
1.  $0 to $200,000.99

$0
2.  $200,001 - $400,000.99

66 2/3% any operating
income in excess of
$200,000, but less than
$400,000

3.  $400,001 and above

$133,333 plus 20% of any
operating income in
excess of $400,000

Solely for purpose of illustration, (1) if the operating income of MOI
Acquisition Corp. during the Second Applicable Period is $200,000, then the Additional Purchase Price payable for such period shall be $0; (2) if the operating income of MOI Acquisition Corp. during the Second
Applicable Period is $300,000, then the Additional Purchase Price payable for such period shall be $66,666.67; and (3) if the operating income of
MOI Acquisition Corp. during the Second Applicable Period is $500,000, then the Additional Purchase Price payable for such period shall be
$153,333.

III.    Third Applicable Period = August 1, 2001 to July 31, 2002:

If the Operating Income of
MOI Acquisition Corp.
during the Applicable
Period is:

Then the Additional
Purchase Price payable
for such Applicable
Period shall be:
1.  $0 to $250,000.99

$0
2.  $250,001 - $500,000.99

66 2/3% of any operating
income in excess of
$250,000, but less than
$500,000

3.  $500,001 and above

$166,666 plus 20% of any
operating income in
excess of $500,000

Solely for purpose of illustration, (1) if the operating income of MOI
Acquisition Corp. during the Third Applicable Period is $250,000, then the Additional Purchase Price payable for such period shall be $0; (2) if the operating income of MOI Acquisition Corp. during the Third Applicable
Period is $400,000, then the Additional Purchase Price payable for such period shall be $100,000; and (3) if the operating income of MOI
Acquisition Corp. during the Third Applicable Period is $600,000, then the Additional Purchase Price payable for such period shall be $186,666.

EXHIBIT D

BILL OF SALE

Know all persons by these presents, that Modern Office Interiors,
Inc., a North Carolina corporation, Richard Nellis, Craig Parr and Mark
Baldwin (collectively, the "Transferor"), in exchange for consideration set forth in the Asset Purchase Agreement (the "Agreement") dated as of
August 3, 1999, by and among the Transferor, Business Resource Group, a
California corporation ("BRG"), and MOI Acquisition Corp., a wholly owned subsidiary of BRG and a California corporation (the "Transferee"), hereby sell, transfer, assign and convey unto Transferee, its successors and assigns, free and clear of all liens and encumbrances, all of the right, title and interest of Transferors in and to the Purchased Assets (as defined in the Agreement).
TO HAVE AND TO HOLD the same unto the Transferee, its successors or assigns, forever, and the Transferor does hereby covenant and agree that the Transferor will from time to time, if requested by the Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to the Transferee, or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and do or cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the Transferee the entire right, title and interest of the Transferor in and to all of the said property, and the Transferor will warrant and defend the same to the Transferee, its successors and assigns, forever against all claims or demands whatsoever.
IN WITNESS WHEREOF, the Transferor has executed this instrument effective as of August 3, 1999.
        MODERN OFFICE INTERIORS, INC.

        By:

        Title:

        ____________________________________
        Richard Nellis

        ____________________________________
        Craig Parr

        ____________________________________
        Mark Baldwin

EXHIBIT E

PURCHASE PRICE ALLOCATION

EXHIBIT F

MOI DISCLOSURE SCHEDULE

EXHIBIT G

MOI EMPLOYEES

EXHIBIT H

BRG AND MOI ACQUISITION CORP. DISCLOSURE SCHEDULE

NONE

EXHIBIT I

FORM OF  CONFIDENTIALITY AND ASSIGNMENT AGREEMENT